EXHIBIT 99.1

Transcript of

Sun Hydraulics Corporation (SNHY)

Fourth Quarter and Year End 2007 Earnings Conference Call

March 5, 2008

Participants

Rich Arter, Investor Relations

Allen J. Carlson, Chief Executive Officer and President

Tricia L. Fulton, Chief Financial Officer

Presentation

Operator

Greetings, ladies and gentlemen and welcome to the Sun Hydraulics Fourth Quarter and Year End 2007 Earnings Conference Call. At this time, all participants are in a listen-only mode. A brief question-and-answer session will follow the formal presentation. If anyone should require operator assistance during the conference, please press *0 on your telephone keypad. As a reminder, this conference is being recorded. It is now my pleasure to introduce your host, Mr. Rich Arter, Investor Relations spokesperson for Sun Hydraulics. Thank you, Mr. Arter, you may begin.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thank you, Rob, and thank you for joining us today. With me today are Allen Carlson, Sun’s CEO and President and Tricia Fulton, Sun’s Chief Financial Officer. Additionally we have a room full of people here in Sarasota, because we are going to run this call from an Investor Open House we are holding here today. So when we get to the question and answer period, we are going to take questions from our dial-in audience and then take some from the live audience here and move back and forth. So, we encourage those of you that are dialing to ask questions as well as everybody in the room.

Any statements that we make today might be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. So, if you want to learn more about forward-looking statements please refer to yesterday’s press release.

We’ll go thorough some prepared remarks and then we’ll do the Q&A. And with that I’d like to introduce Allen Carlson.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Thanks, Rich, and good afternoon. Sun again enjoyed strong financial results in 2007 with double digit growth for the fifth consecutive year. Momentum has continued into the first quarter of 2008 and we are expecting another quarter of double digit growth in both sales and income.

Strong international demand led the way in 2007. Europe and Asia Pacific generated nearly 80% of Sun’s growth. Our global presence has been, and continues to be, one of Sun’s key success drivers. We will continue to take advantage of the opportunities in new and expanding international markets and we see great potential particularly in Asia.

We experienced 5% growth in the US market in 2007. While the domestic demand was moderate, we believe we continue to grow at a pace faster than the industry. More importantly, though, domestic demand has strengthened in the first two months of 2008. With all the negative US economic news being reported daily, we welcome the increasing order rate.

Last year at the Hanover Fair in Germany, we introduced new electrically actuated products featuring White Oak electronics. These products, which are unique in the marketplace, will be introduced into North America next week at the International Fluid Power Exposition in Las Vegas. We expect to receive the same favorable market reaction that we experienced in Europe.

I would like to thank all of our employees, suppliers, distributors and customers around the globe for contributing to our success in 2007. I would now like to turn the call over to Tricia to provide some more detail on the year and the quarter. Tricia?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thanks, Al. I’d first like to comment briefly on the fourth quarter results. Net sales were up 18% to just over $41 million, net income rose 34% to $5.1 million, and basic and diluted earnings per share increased to $0.31 versus $0.23. For the year, sales increased 18% to a $167 million and net income rose 36% to $22 million.

Foreign currency fluctuations accounted for 1.7% of the sales or $2.8 million. Basic and diluted earnings per share ended the year at $1.35 and $1.34 respectively, an increase of 36% and 35% over last year.

Growth was driven by sales to Europe, which were up 31%, and sales to Asia, which were up 29%. North American sales increased 6%. Europe and Asia continue to account for a greater percentage of our sales growth.

Gross profit increased 25% to $55 million. Gross profit as percentage of sales continued to be strong at 33%. The largest contributor to the margin increase is productivity gain followed by absorption of fixed costs and a sales price increase in July 2006.

Our foreign operations have lower material costs due to purchases they made in US dollars. This resulted in approximately $1 million in cost savings

SG&A increased 12% to $21 million. The increase was driven primarily by higher costs associated with stock-based compensation, outside services, and professional fees relating to tax and legal matters.

Our effective tax rate was 35.6%, compared to 34.9%. The increase is attributable to the completion of the company’s 2006 US tax returns which resulted in a provision to return true-up. Our 2008 effective rate is estimated to be 33.5%. This decrease reflects the tax changes in Germany which lowered rates approximately 10% for 2008.

Net cash from operations was $28 million, up $8.5 million from last year. The increase was due to higher net income of $5.9 million coupled with working capital changes. Day sales outstanding were 38 and inventory turns were 10. We continue to look for ways to drive further working capital improvements.

The 2007 capital expenditures were $12.6 million primarily for new machinery and equipment in the US. Our estimate for 2008 is $13 million.

We’ve mentioned in the past that return on capital employed is a good comparative measure for industrial companies. Last year’s Sun’s return on capital employed was 30% and has averaged 20% over the last five years. A quarterly cash dividend of $0.09 a share was declared in the first quarter and is payable on April 15th to shareholders of record on March 31st.

First quarter demand is expected to remain strong. Sales are estimated to be approximately $47 million and earnings per share are estimated to be in the range of $0.41 to $0.43. This represents an increase of approximately 15% in sales and 20% in earnings per share over last year.

Thank you. We’ll now turn the call over for questions. Rich?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Okay, Rob. Let’s, if there is anybody in the queue for questions from the dial-in audience, let’s do that first.

Operator

Okay, Sir. Ladies and gentlemen, if you would like to ask a question via the phone, please press *1 on your telephone keypad. A confirmation tone will indicate your line is in the question queue. You may press *2 if you would like to remove your question from the queue. For participants that are using speaker equipment, it may be necessary to pick up your handset before pressing the * key. One moment please while we pool for questions. Our first question comes from the line of Jon Braatz with Kansas City Capital.

Jon Braatz – Kansas City Capital

Good afternoon, Allen and Tricia. Allen, I’m sorry, I didn’t have a chance to meet with you when I was down there a couple of weeks ago, but maybe next year.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

They’ll hide me.

Jon Braatz – Kansas City Capital

They’ll hide you, right. I guess my first question is this: There is a steady drumbeat of bad economic news out there yet, your first quarter, your indication for the first quarter was pretty strong and you said businesses seem to get stronger. I am sure you’re scratching your head. Any sense or any reason why you think things have continued to, I mean, have actually they’ve got a little bit stronger for you here?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Well I think you got to probably look at it in a couple of different lights. One is we take a look at our international business. It’s continuing to speed right along. I guess that’s not really surprising because if you look at the economy in Europe and Asia, it’s very strong. And we are much, very much an international company today. In fact, 55% of our business now is outside the US. That’s our ground work and seeds that were planted in the late ‘80s and early ‘90s paying a dividend for us today because it was a lot of work to get to the position we’re at in our international business. So that doesn’t surprise me at all. The US market, I think when you think about it more in a micro standpoint than a macro standpoint, you probably aren’t surprised either. There’s a lot of bad press absolutely but it’s in sectors that we don’t participate in strongly. For example, there’re not too many banks that use hydraulic cartridge valves. So the banking industry, it’s in a state of sad shape but that really doesn’t affect our business directly, indirectly it might. The housing industry is another example. Yes, some of our products end up on construction sites for residential construction but it’s a small piece of our business. A third element that’s really been hammered in the US is US automotive, and again, that’s not a significant market for Sun. Our markets are more into the heavy duty pieces of equipment that maybe are used on mining and exploration and building bridges and skyscrapers, that kind of construction. So, the business segments that we’re in are still quite strong and our customers in the US are also exporting and taking advantage of a strong export market. So some of the equipment is not even being used in the US; the equipment is actually being exported. Hopefully, that answers your question.

Jon Braatz – Kansas City Capital

Okay. And one last question. The introduction of the electrically actuated valves, how big an opportunity is that both domestically and maybe internationally?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I think it’s huge on two fronts. First of all, it’s taking us into new markets that we couldn’t participate in and those new markets probably… I kind of think of the market we’re in as one-third, one-third, and one-third. One-third being cartridge valves alone, pressure regulating kinds of cartridges valves, traditional Sun’s market; then there is another third which is the electrically actuated market, and then there’s the third market that is a combination of manifolds and cartridges and the cartridges would come from those sectors. So essentially, we were excluded from the one-third which is solenoid operated cartridges but a large portion of the integrated packages also include solenoid operated cartridges, perhaps even a half to two-thirds of that sector. So it opens up huge markets and opportunities not only for the cartridges themselves but for packages and systems that we couldn’t get into before.

Jon Braatz – Kansas City Capital

Okay, alright. Thank you very much.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thanks, Jon. Maybe a follow-up question before we go to the audience here. George Prince who couldn’t be here sent in a list of questions and I think the first couple is similar to the ones that Jon asked. And George asks how is the lower-dollar mechanically impacting Sun? Does it help because of the competitive nature of the lower sales price for product shipped from the US? Is it simply helping the financials on the exchange rate? Does it help your US customers maybe seeing increased sales due to the lower dollar and better competitive pricing? And I think that’s a natural follow-on to Jon’s question.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I’m giving it to Tricia.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

And the answer to all of three of the questions that came from George are yes, yes and yes. It helps Sun and it helps our distributors. We have several European distributors that over the last few years, we have moved to be direct shipped from the US. So, they are now buying from the US in US dollars so their cost of goods sold is much lower as their local currency strengthened against the US dollar. The same goes for our inner companies in UK, Germany, and Korea. They are buying from us in US dollars as well so their cost of sales goes down and that part benefits Sun as I said in the scripted portion how that has affected our sales by about $2.8 million and it has an effect on our gross profit line as well due to their lower cost of sales of about $1 million.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Thanks, Tricia. Anybody in this room have a question? Yes, sir.

Robert Silver – Private Investor

Do I need the mike over here?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

I don’t think he needs a mike. I’ll repeat your question.

Robert Silver – Private Investor

Okay.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

If you can take state your name?

Robert Silver – Private Investor

Robert Silver, private investor. I have two questions. One pertains to how does Sun view market opportunities in the ship building and marine transit industry? That’s part one. Part two, if you can make a comment on your book-to-bill ratio and approximate turnaround time from the time you’ve received the order or contract until in the customer’s hand?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Okay. That does it. Thank you. The question, one has to do with the opportunities in the ship building and/or marine transit area and then I think the question is generally, what are our lead times and what’s the book-to-ship ratio that we operate under? Allen, would you like to take that?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Yes, thank you. They’re interesting questions and I’ll start by addressing the ship building one. That is a significant market for Sun. I am not sure it actually made the list of markets but I know that it’s significant because they use things like cranes. And if there is, we’d probably classify it, the market, as a crane but there is a huge amount of cranes that are used on ships because there’s a lot of conveyer drives. There’re a lot of bow thrusters on some of the ships. Those are all hydraulically operated. I do know for example, one of our largest customers in Scandinavia, it’s a company called MacGregor; MacGregor makes equipment for ships. We’ve opened an office in south of Korea just recently in the Pusan area; that’s a huge ship building area. So there’s a lot of hydraulics and we already participated in that market with our load-holding products and some of our other products. I can’t venture to guess what percentage of our business would be in that market, but it’s measurable.

The second question is the bill to ship situation. We enter all of our orders and have now for almost 10 years to customer request. We do not have a scheduling department within Sun today. We used to but in ‘98 we changed it to every order gets entered to customer request. And it is up to our manufacturing people to figure out how to deal with that. And they do a really good job of managing inventory, managing resources, managing equipment, to schedule to customer request. We kind of operate like UPS does. There is a different price if you want it tomorrow than if you want it in four week. And so it is up to the customer to choose how they would like to schedule to get the best price at the best service. Our marketing approach is to never say no, but put a price to yes. The average order is probably around three weeks. And so when we talk about not having a lot of visibility, three months out or six months out, we don’t have a lot of visibility. We have a lot of visibility in the next thirty days, next week we have great visibility; but beyond about thirty days there is little or no visibility and that’s great because we are not planning to run our business on a pipeline that may be partially empty and we don’t know it. Our pipeline when we see it, it’s real; it’s not a paper pipeline. Tricia, anything else you want to add to that?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

No, I think that’s it.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Tell you what, Rob, how about another question from the dialing group?

Operator

Sure. Our next question is from Joe Mondello with Sidoti & Company.

Joe Mondello – Sidoti & Company

Hi guys. Hi, Allen. I also didn’t get a chance to meet with you but I hope to, soon in the future. Hi Tricia and Rich.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Hello, Joe.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Hello.

Joe Mondello – Sidoti & Company

My first question and I believe I addressed this the first time I was down there; I was just maybe hope that I’d get some insight from Allen. Could you give us some insight on your product mix, on how your sales are broken down in terms of individual valves sold and manifolds versus integrated packages and where you see integrated packages going? Is that going to grow in terms of individual products being sold?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Hi, Joe. I’ll take that question. Approximately two thirds of our business, maybe a little more, would be in what we would call the street components or cartridges. And about a third or maybe a little less than a third would be in packages which include cartridges in the manifolds that we produce. We also manufacture just manifolds and ship those, but that piece of our business is getting smaller and smaller because customers today don’t want to buy a spark plug from us they want to buy the complete engine, and they want us to ship the complete engine directly to the customer ready to go. And we are finding also that that extends beyond just the engine now; they would like the control system for the engine. So we are getting more involved into electronics. The White Oak product is actually embedded into our solenoid valves. The High Country Tek product is actually the master controller for the machine and the engine. So customers are asking for us around the world to provide more content, to have the components that we ship ready to drop in and ready to go and we will continue to see that in the future. That definitely has been a trend for 10-years and that will continue.

Joe Mondello – Sidoti & Company

Okay, thanks. And also, in terms of the first quarter guidance that you gave, obviously you think you are going to do pretty well. Do you see that just as a carryover of business from the fourth quarter or do you think that in 2008, this is something that you might be able to sustain further into the year?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Well, as Al mentioned early, we don’t have a lot of visibility beyond about 30 days. We currently have eight or nine weeks’ worth of orders on the books and shipments but we really can’t see much beyond that to say whether we know for sure that it’s going to carry into the year but we typically do see Q1 revenue in excess of our Q4 revenue because of just less shipping days available in Q4 generally. So we would expect that the Q1 numbers would be up sequentially over Q4 but beyond that we really can’t see much.

Joe Mondello – Sidoti & Company

Okay and last question, can you just give me how do you think Western Europe fared in 2007 and what do you expect in that region in 2008?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Western Europe actually fared very well in 2007. We saw substantial increases over 2006 in Germany, UK, Scandinavia, and Italy primarily. They were up well into the 30% year-over-year. Obviously, we’d like to see that continue. We don’t have enough data at this point on Q1 to know where it is going to stand but…

Rich Arter – Sun Hydraulics Corporation – Investor Relations

We might add, the Eastern European markets are the newer ones for us and I think we’re doing a lot of the kind of planting seeds that Allen spoke earlier up there because those markets are kind of emerging. They are not really established yet.

Joe Mondello – Sidoti & Company

Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thanks, Joe. Hop back in here, somebody has a question here? Chris.

Chris

Can you guys talked a little bit about input costs given the recently rising prices of steel, maybe help us (inaudible) in both raw steel and components and talk about how you may bring forward those prices out and how long you protect it.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

So the question is about input cost and how they are affecting us? What we see going forward and things we might do to combat any potential rise?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yeah. Like last year, we did see moderate increases in our inputs not only just at the material line, which would include the seal and purchase parts but also in the fringe benefits and utility costs that are major inputs to us. We’ve been able to offset those thus far with the price increase that we implemented at the beginning of the year and with productivity gains that have been put in place. We obviously have more productivity being planned this year with more automation of the equipment, which you’ll see when you take a tour little bit later back in the cellular manufacturing area. But as far as the inputs of the raw materials and the purchased parts, we have not seen any increases coming through so far. Those are usually negotiated directly between us and the supplier at the time at which the supplier feels that they have absorbed as much of them as they are able to and then obviously we would absorb some of them before we would have to pass them on as well.

Chris

How far out do you (inaudible)

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We don’t have any direct purchase commitments. We have very long term relationships with our suppliers so the intent is that we will be with them on a long term basis. I think that they feel the same, but the only reason that we change that is for having a problem with them so…

Chris

And then you’ve got quite a bit of cash can you maybe prioritize the uses of that cash in ‘08 and going forward, whether there are acquisitions and scheduled purchases, etc.?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The question has to do with a large amount of cash; Chris is in the back of the room so nobody could probably hear him on the phone. We have fair amount of cash on the balance sheet and do we have a kind of priority laundry list of what we want to do with that going forward?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yeah, we have about $19 million today on the balance sheet in cash right now; about $8 million of that is in the US. The remainder of it is in Europe and Asia. And we do not regularly bring back the money to repatriate it back to the United States unless there’s a need for it or the government provides us some incentive for doing that. So with the $8 million that we have currently on the balance sheet, we pay for all of the dividends of the company, all the CapEx that happens, majority of it is in the US. We currently do not have a stock buyback plan in place and that obviously could be started up if we felt that the stock price was at a point that the board wanted to repurchase some of it. We have the regular dividends that have been issued. If there was an acquisition, we have the cash that’s available in the US as well as our $35 million line of credit available.

Chris

And one more, in the Korean segment, looking for a year-over-year margin compression in ‘07, can you talk about what was driving that and what your outlook is, whether that’s going to be in ‘08?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The question is about margin compression in Korea over the past year, and what do we expect going forward?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

As Al mentioned before in our Korean operation, we just opened a new sales office in Pusan which is in the southern part of Korea. We see some good growth opportunities in that region for continued growth in Korea. And to start up that office, we have hired some additional sales people and leased some space and got up and running in the sales office there. So that’s some of what’s been eating into the operating profit there and obviously, we’d like to see them a little higher, back to the levels they were maybe in 2006 versus what were experiencing in 2007.

Chris

So it improved as you get its better absorption?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Yes.

Chris

Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Okay, Rob, do we have anything out there from the dial-in audience?

Operator

Yes, we do. We have a question from Brian Rafn with Morgan Dempsey.

Brian Rafn – Morgan Dempsey

Good afternoon, everybody.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Hello, Brian.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Hello, Brian.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Hi, Brian.

Brian Rafn – Morgan Dempsey

How is sunny Florida?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Sunny.

Brian Rafn – Morgan Dempsey

Good. We’ve got a barge load of snow coming to you from Wisconsin. So it’s on its way.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

That ought to be clean snow.

Brian Rafn – Morgan Dempsey

Question for you, on the shifts in hourly, what are you guys running at the end of the year at Sarasota?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

We are currently running two 10 hour shifts daily. We are working overtime at this point, most people are working about 50 hours total for the week. We still have our weekends shift running in bottleneck areas where we can get some extra production out of working 12 hour shift on the weekends.

Brian Rafn – Morgan Dempsey

Okay. What are you seeing run rate as you go on in the new year on salary and wage growth as far as… would it be, mid low single digits, anything out of the ordinary?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

No, we actually implement all of our wage increases at the beginning of each year and they are approximately 5% going into 2008.

Brian Rafn – Morgan Dempsey

Okay. You talked, Tricia, about some of the input cost, raw materials. Can you give us a sense, I think you talked about the Delta, what steel and resin cost, anything I mean, say ‘07 versus ‘06, up single digits, up low double digits?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Up single digits.

Brian Rafn – Morgan Dempsey

Okay, okay. Can you measure and obviously you have some significantly robust strength, you guys get a sense either it’s from web hits or bid quotes? What’s your… What’s been the kind of the trend in bid quote rate?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We don’t really measure that per se. We’ve got it in some pieces of our business like the manifold business where we have an inquiry to design a manifold and we capture how many of them were actually successful but selling through distribution, the way we do, we don’t get engaged in a lot of bid quote activity as our distributors do.

Brian Rafn – Morgan Dempsey

Yeah, okay. From the standpoint of your manifold cartridge integrated package systems, what percentage of those packages would have the High Country Tek and the White Oak controls on it?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Right now the High Country Tek products would be zero because traditionally the customer would order those products separately. We haven’t done anything to integrate the High Country Tek into our business. It’s a standalone business today. White Oak is a different situation because we do embed that into our products. The number, the percent number in terms of dollars sold is a relatively small number. A percentage that’s actually going out into some units as let’s say prototype or (inaudible) production unit, it’s a large percentage of our new inquires.

Brian Rafn Morgan Dempsey

Okay, okay, okay. You guys get a sense of capacity utilization where you guys might be in? I ask this question on the manifold side. You guys have had such robust growth, any plans, property plan, equipment for building expansion?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I was almost disappointed that you didn’t ask that.

Brian Rafn – Morgan Dempsey

I know that. I got a feeling…

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I’ve been waiting for that, Brian.

Brian Rafn – Morgan Dempsey

That’s right. Right.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I think you started asking me that question about four years ago?

Brian Rafn – Morgan Dempsey

Right, right.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And the answer is pretty much the same. We continue to run our business by identifying constraints and addressing the constraints. Usually the constraints are not bricks and mortar related. They’re related to a piece of equipment. Last year, we spent $12.8 million in capital to eliminate constraints. We’ve also outsourced more products to the local suppliers, and when we say outsourcing, I don’t mean out-shoring; our suppliers here are relatively closely connected so we get more capacity by outsourcing our products that we can. Our approach is to manage our capacity utilization to get as much bang for the buck that we can on the dollars that we invest in our business.

Brian Rafn – Morgan Dempsey

Right. Have you done much with cellular manufacturing layout changes on the floor; in other words, changing assembly lines and that type of thing?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Yes. We, in fact, we got… I wish you were here because we could take you and show you a new automated area for production which I guess probably two weeks ago might have consumed 10, 11, 12 employees, is now being done with a lot of automation and three or four employees as an example. That one comes to the mind because we turned the switch on a week ago.

Brian Rafn – Morgan Dempsey

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

There is a lot of that plus the equipment that we bring in. When we bring in a new CNC machining center, we actually take out 1.5 old machining centers and get 1.5 more output out of less footprint.

Brian Rafn – Morgan Dempsey

Okay, right. Right. I got you. Okay. You talked on your budget, Allen, about $13 million. Maybe a question for Tricia, what on the CapEx budget would be for new machinery going into ‘08?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

It is almost all new machinery, a lot of automation, not a lot of replacement but from probably 25% maybe is replacement.

Brian Rafn – Morgan Dempsey

Also 25% would be the maintenance then roughly.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Probably less.

Brian Rafn – Morgan Dempsey

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We don’t measure it that closely.

Brian Rafn – Morgan Dempsey

Right.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And we don’t look out that far. Just as we talked earlier that our outlook for incoming orders might be 30 days, I feel pretty confident that 60 or 90 days out, we pretty much know what pieces of equipment we’re bringing in but if you ask me what piece of equipment are we going to bring in June and July, not a clue, I don’t even care.

Brian Rafn – Morgan Dempsey

Right.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We’ll address that in May.

Brian Rafn – Morgan Dempsey

Sure, sure.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

And like Al said, even though we may be replacing one machine with another, the capacity of the new machine is usually drastically different from the old one that it is replacing in footprint-wise.

Brian Rafn – Morgan Dempsey

Right, right, right. Now, I’ve got that. That was a very good answer on that. You talked about the robust sales revenue growth and demand in Western Europe. What are you seeing in… You’ve mentioned a little about east of the Eastern block, your Warsaw pact in the Central Europe. Are you seeing…? Is it volume increases, is there a difference in the complexity of the orders or individual order sizes, or just steady tone of where that business is coming from?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Most of our business in Eastern Europe is, I will call it prospecting business. We are planting seeds. In fact, we got our first significant order from Russia. We’ve been shipping products into Russia for probably three or four years but one of this and two of that and six of this. But there’re market opportunities for us in Russia and we’ve received our first significant order there. But for the most part yet today, Eastern Europe is prospecting but it will eventually pay off.

Brian Rafn – Morgan Dempsey

Okay and you guys are still, from the standpoint of moving to distributors, are still somewhat reluctant to identify how you see strength in your specific end markets, probably a little too diffuse?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

It’s very diverse is our product and so that’s diversity and then selling through distribution, we don’t have a good gauge on what the end market is. We probably could get a better handle on it, but we are just busy selling, applying, and taking care of customers to worry about where it’s going.

Brian Rafn – Morgan Dempsey

Sure, sure. Super. I’ll get back in line. Thanks, guys.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Thanks, Brian. Anything from the room? Yes, sir.

Dale Grove (ph)

My name is Dale Grove (ph). Could you elaborate on collections in ‘07 versus ‘06 and the same thing on inventory?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Sure.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Just to repeat the question, I’m sure they’ve heard it because he was close to the phone, but… The question has to do with collections and inventory, comparing ‘06 numbers to ‘07.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Sure. On the collections, the majority of the collections that we make in the US are from US distributors and they get a very nice discount for payment within 15 days. So we have very little collection issues at all with US distributions. We are starting to sell more now out of the US to foreign markets. Those same discounts are not extended on the foreign shipments and those are generally about 30 days. So, we are seeing a little bit of a slip in the DSO just because the international businesses tend to take a little bit longer to pay but overall we have very good collections. We don’t have very many write-offs for bad debts, very minimal compared to most other industries and specifics outside of manufacturing.

On the inventory side, you’ll see our inventory turns are very good, inventory turns in the US where the majority of the manufacturing is done are running around 15 times a year. They are a little bit slower in the foreign operations primarily because they are stocking distributors. They aren’t turning it as quickly as what we’re doing with manufacturing but our inventory turns at 10 times a year overall for the corporation and are very good.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

We have another question from the audience here. Kristine.

Kristine

I was wondering on the electrically actuated product, based on your experience in Europe how has… Are you expecting roll out into the United States with North American customers to be somewhat the same and how did that acceptance go and are you expecting any maybe cannibalization and is there a price differential there?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Okay, the first thing had to do with the electrically actuated products we introduced in Europe, which were received favorably, are we getting the same expecting the same favorable thing here and then is there any cannibalization that might be going out with that product introduction? And that’s it. Good question. Go ahead, Al.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Which part of that multiple question do I start with?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Good ahead.

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Either that or capacity.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Thank you, Kristine. The product that was launched a year ago, actually it is little less than year ago because the Hannover Fair was in April of ‘07, resulted in a number of opportunities for prototypes new production. In our business the cycle from customer’s interest to a production order is three to five years. So, when I say that the launch was very favorable, you don’t measure it in terms of dollars sold. You measure it in terms of number of prototypes, numbers of calls, numbers of engineering projects that stemmed out of that. And so in Europe, we received significant number of opportunities that we hadn’t even thought of it and we sort of thought there was a market in this area. And this area where we launched the product, turns out that most of our opportunities have been in markets that we hadn’t even anticipated being. So now its 10 months later and we’re going to launch it in Las Vegas next week at a very large show; it’s call the ConExpo IFPE. ConExpo meaning construction equipment and IFPE is International Fluid Power. There will be people from all around the world; Europe, Asia, US. I think it is 125,000 people a day attend that show.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

It’s a 2.2 million square foot show. It’s huge.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And one of the halls is a hydraulic hall and we’re in the hydraulics people and there will be a lot of hydraulics people floating around and there would also be people that spec equipment that have heavy equipment at the show. Their engineers will be there. We expect that people will have heard about the product. We had a web, we call it a webinar about a month ago where people could see the product and hear about it over the internet from around the world. I believe that there will be a lot people that heard it and seen it and who want to come and touch it and feel it and talk to the guys that know about the product and that will drive again some more opportunities. We did this by design because when you release a new product there are two concerns you have. One concern is nobody is interested in it and the second concern is everybody is interested in it. And so staggering the launch by a year has allowed us to gauge the interest and what we needed to do in production. We would be able to gear up and meet the demand. We’re current on demand. There is no past due on that new product and we’re promoting it. There was some leakage in the US but we didn’t… A customer inquired in the US. We did not take the inquiry. We just weren’t promoting it. If they found out about it, great but we are not out beating the street trying to sell it in US.

Kristine

Is it primarily a new market?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

It’s a new market and it will not cannibalize anything for us at all. It’s probably a new market not only for Sun but it may even be a new market for our industry. There’re very few well done electrically operated valves that embed the smarts into the valve. So this little chip that we put in the valve marries up the ability to communicate to the outside world directly without having to go through an interface. If you were a little older, I would talk about the day when the alternator was the generator and it was a little black box on the firewall of your car was called a voltage regulator and the generator wasn’t any good unless you had a voltage regulator. We’ve kind of done the same thing with our valves. In the past, you had to have an amplifier or a piece of electronic black box on the firewall of the machine somewhere for the valve to work. We’ve taken that and eliminated the black box and put it directly into our product.

Kristine

And the second question will be, just how happy are you with your current distribution network? Are you looking? Are there any geographical gaps at this time?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Overall, we have the strongest distribution network in the industry and there is no question about it. We’re constantly honing that. We’re working with our distribution people to make it stronger. There are some weaknesses in some areas, so we point those out and we work together in a very collaborative way with our distribution. We don’t take a heavy handed approach and beat them up. Our approach is, let’s collectively figure out how we can grow both for our business because they are our sales force in the marketplace and they do a great job for us.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Rob, let’s see if there is something from the dial-in audience.

Operator

Okay. Our next question is from Jon Braatz with Kansas City Capital.

Jon Braatz – Kansas City Capital

Hi, Al. I just have one follow-up. Obviously, Sun Hydraulics has a pristine balance sheet, lots of cash. Assuming the right acquisition would come around, how leveraged would you want to, would you feel comfortable in taking the balance sheet?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I really haven’t thought about it because it’s not an issue. If right opportunity came along, our leverage ratio of 30% debt to 70% equity. There are a lot of companies that are operating quite comfortably in that zone.

Jon Braatz – Kansas City Capital

Right.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

That wouldn’t bother me. If I really felt it was a trip to Los Vegas, and – we are going to bet the farm on it, okay 50-50 may be.

Jon Braatz – Kansas City Capital

Okay.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I’ve got a banker here in the audience who is saying it’s even more than that.

Jon Braatz – Kansas City Capital

Well, don’t listen to him.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Well, we have to be strategic though, Jon.

Jon Braatz – Kansas City Capital

Sure, absolutely, absolutely.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And we like to pay as we go. At the end of the day we are engineers.

Jon Braatz – Kansas City Capital

Okay, alright, thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

You have a question here.

Male Live Audience

I was just curious or maybe naive, but is that infringement any kind of a serious risk in the markets you are in?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Not really.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The question is about the degree of patents, how much protection we have on it? Is there risk?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Sun has a few patents but we really don’t view patents as we keep the protection. The reason why, you can get around patents pretty easy if you put your mind to it. In a small company, your patents are really only as good as the staff of lawyers you are prepared to hire. So our approach has always been, let’s satisfy the customer with a quality product and on-time delivery. Our manufacturing processes, our productivity; all the things that go towards the fabric of the company as opposed to a staff of lawyers to get patents and then a staff of lawyers to protect your patents. Like I said, we have a few; we don’t view it as key or critical.

Male Live Audience 2

They also made to (inaudible) on a video with a water spot and I though that was awesome. (inaudible) used for. As I watched the video, I saw a Caterpillar forklift. How many applications of Sun may have been in that video not just the waterfalls itself?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The question has to do with, we showed a video here, for those on the dial-in siWe did a little presentation which included a video of a machine called Sawfish. It is a submersible craft that harvests timber under water and we said there are a bunch of products down there but part of the video also showed conventional grapples and backhoes and tugboats and a variety of things and the question is did Sun’s products extend into those applications as well?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

They are probably on every one of those pieces of equipment. If it’s not for the boom or the outriggers or the grapple, we are probably in the same way on every one of those pieces of equipment.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Good point. Hi, Jim.

Jim

I’m sure you’re glad you’re not in Cleveland today.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Yeah, we’re warmer here.

Jim

You highlighted the international growth and highlighted Europe and Asia Pacific when you quickly went through the map in your earlier presentation I didn’t have lot of time to look at it but I did not see anything in terms of office or location in Brazil. Do you have any real opportunities down there that you are engaged in or forecasting particularly the strength of the Brazilian midstream.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Question has to do with the map we had in our presentation, and it’s viewable on our website if anybody wants to look at it, that shows sales by region and it showed a 47% in the Americas, 33% in Europe, and 20% in Asia Pacific and the question has to do with there was no indication of a location for Sun in South America or Brazil especially. Do we see potential there and what’s going on?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

That’s a question I can answer from first hand experience. Back when I first joined Sun in ‘96, I spent the first two years of my life here working in our marketing group and I made some visits to Brazil, Argentina, Chile. Rich was with me on some of those. We did some prospecting down there and we didn’t believe there was huge market for us but we believed there was a market. And so today, we do have a distributor in Sao Paolo. We have a distributor in Argentina, and Buenos Aires. We have a distributor in Chile. We have distributor in Peru. So we have our presence there through distribution. It’s growing. I was amazed at how much we actually sold into South America last year because we planted some seeds and walked away from it and haven’t really spent a lot of time recently but the business is growing and we were addressing it through distribution. Some day, Brazil might be a place to have our sales office because it’s a pretty strong economy and a pretty strong market. A lot of our products end up into that region, not sold in that region but through, for example ship building, there’re a lot of ships that are built in that part of the world; fishing; mining and exploration. So the products end up there but they may have been built in Germany or Italy or the US or some place else. That market is a good market for us and we don’t ignore it. There’re opportunities there.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Here’s another question.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We answered George’s questions already.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Any other questions from the audience? John.

John

Yes, two questions. One, can you to comment on your acquisition strategy? Do we have sufficient CapEx to make acquisitions? And second, could you talk a little bit about product advancement and new product penetration such as energy and alternative energies?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The question has to do with, what is our acquisition strategy? Do we have one? And what are the opportunities for new products as far as markets that are merging or something we haven’t touched before?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

On the acquisition side, there is a filter that we use, that provides us a pointer as to whether we are interested or not in pursuing a particular acquisition. And some of the key drivers in the filter include is it strategic? There’re opportunities to acquire companies that maybe have a strong balance sheet or a strong P&L, but they are not strategic, they are not taking us where we want to go. So that’s probably the first question. The strategic fit of that company. And the second question is if you pass that test, is there a cultural fit? Are they like us or could they be like us or we’re not. So cultural fit is the second criteria that we look at. Then the third, obviously, are they available or do they… Is acquisition something that would be of interest to them? That’s a piece of the puzzle as well. But strategy is the most important piece as to why we look at acquisitions and the strategic piece is for the strategy to help us grow our business. Will it take us into new markets? Will it strengthen us in markets we already are in? It’s a growth strategy piece of the equation. The second part of your question had to do with… I forgot. What was the…?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

New markets.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

New markets.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

New products going into new markets.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I kind of answered it with the first answer. Yes, because of the strategy is a growth strategy, obviously, part of that growth strategy is the new market space. Both of the acquisitions, actually if you dial the clock back to ‘98, there have been three acquisitions, and all of them were strategic and growth oriented. The first one was Korea. We acquired a company in Korea because we believed that it was a strategic fit in that part of the world and as we said earlier our Korean company was $4 million when we acquired it?

Tricia L. Fulton – Sun Hydraulics Corporation – Chief Financial Officer

Two and a half.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

$2.5 million in sales when we acquired them in ‘98 and last year, their sales were well over $20 million and it has taken us into new markets that we wouldn’t have been in otherwise. The other acquisition is White Oak. That also is strategic but it’s not a geographic presence, it’s a product presence. It’s allowing us to embed some technology into our products. That was about three years ago and the most recent one was last fall and it was a company called High Country Tek out in California that makes controllers for customers who use electrically actuated valves. So, we can provide more of a complete puzzle and work closer with customers on a complete control solution. So it’s not just the hydraulics, the complete control solution, and what’s exciting for them is they can go in and talk to the customers and they can not only provide them the electronic control solutions, but they have access to technology on the hydraulic side.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

If I can add to that Al. Some of the products that we develop are what I would call enabling products and some of these electro hydraulic products for example, there’s a company that did steering systems for boat and through our distributor, we got together and they had a new way to steer a boat. So you ask yourself, is that part of the market? I mean, it was never done like that before but our products, I guess, maybe helped those designers to develop a new way to do things. They had an idea; they needed just that, and the other thing to be able to do it, and our products often times help people to do that and they create new little ways to do things that didn’t previously exist.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Correct. Another example of that Rich is in the PowerGen, in wave energy. There’s a video, you can go online and take a look at it. That’s a PowerGen company in Scotland generating electricity out of waves. That piece of equipment, there are a lot of Sun components embedded into it that would be very difficult to do any other way just by the nature of what they have to do in the environment that they have to live in. So whole new market that didn’t exist five years ago, PowerGen through waves.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

That’s happening all the time. Rob, anybody else in the dial-in? We’ve got about five minutes left.

Operator

Yes, there is. We have Brian Rafn with Morgan Dempsey.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Okay.

Brian Rafn – Morgan Dempsey

Yes, just to follow-up on. You guys talked about, I think you mentioned, you said never say no, price to yes. What type of percentage, for just my education, is there a difference between, be it an order for cartridges, manifolds, turnkey packages, if a guy wants it tomorrow versus say the normal three or four weeks?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

About a 20% difference.

Brian Rafn – Morgan Dempsey

About a 20% difference and…

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

And usually what happens, we get an order for 500 pieces of something. Perhaps he needs 20 pieces tomorrow and other 480 pieces he needs in four weeks. So, he can get the 20 pieces and he is quite happy to pay the 20%, the other 480 pieces he pays the standard price.

Brian Rafn – Morgan Dempsey

Okay, but are those types of orders, I’m trying to think from the standpoint of next day emergency, do you have like failures of equipment on site or is that…?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

We actually have a third category which is a one to three day delivery and that’s usually for customers who have a production down line. It may not even be a Sun component, usually it isn’t a Sun component. He is trying to get his equipment back up and running and the service part he needs is not available, so he converts the machine over to a Sun component because he can get it in one day.

Brian Rafn – Morgan Dempsey

Okay, sounds good. Thanks, guys. I appreciate it. Good job.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Thank you.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Anything else out there, Rob?

Operator

No, that’s all from the phone, sir.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Is there anything here in the room? Yes, Sir.

Charlie Kurt (ph)

Your product is getting more complex apparently. Do you have any problems recruiting technical high level people and manufacturing people as a result of that?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The question has to do with the products are becoming more complex and how that affects our ability to recruit both, I guess, technical engineering kind of people as well as manufacturing kind of people?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

The answer to the question is no. We really don’t have any problems recruiting. The way… However, it’s certainly something we recognizes is important in our business and so we pay attention to it before we need people. This is a great area to attract engineers that maybe had a career with another company and who had 25-30 years of experience and they’d like to come to Sarasota and even work the last 10 or 15 years of their career. So it’s a great area if you get experienced engineering people. On the other hand, the fresh outside of college; we’ve got a number of summer interns. We’re constantly sort of filling the gap with young interns. The University of Florida has some good people that we brought on. Our engineering people are very engaged in recruiting and bringing on people from a technical standpoint. I would say the same is true with our manufacturing people. We’ve got… We’ve hired a lot of really good manufacturing people with automation skills and robotic skills and maintenance skills. Something you have to work at and don’t take it lightly but we really have not had a problem.

Charlie Kurt (ph)

Does that mean that our schools are (inaudible)?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

I don’t want to go into that part but yeah. I know the Sarasota school system is great. The Florida school system is quite good.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

We are pretty actively engaged in the local area, in the schools. Additionally on a university level, Sun has forever had a program that any accredited university that wants to utilize some hydraulics products in their teaching endeavor gets $1000 worth of products that’s price free every year and that’s open to any university or two-year college, technical college in the country. So fluid power or hydraulics really isn’t a taught discipline in North America but there are technical schools, schools like Purdue and some of Midwest engineering schools, some of the AG, the A&M universities, they have hydraulic labs and they call us and they could go on our website and pick $1000 worth of products, too, that they can play around with their students and we ship those free of charge. So we are kind of active with the community. Yes.

Male Live Audience 3

I’ll put plug in for the culture.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

Yes, sir.

Male Live Audience 3

The culture is the draw?

Rich Arter – Sun Hydraulics Corporation – Investor Relations

The comment was the culture of Sun Hydraulics is probably a little different than most and we have a reputation not just locally, not just nationally, but truly internationally, that probably draws people to us.

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

Engineers like to work here because it is kind of a big sand box. They can play around with the products and be creative and to work close with the manufacturing and the marketing community. So I agree with you, Bob. Our culture here is a big plus for lot of the engineering people.

Male Live Audience 3

In manufacturing as well locally?

Allen J. Carlson – Sun Hydraulics Corporation – Chief Executive Officer and President

That’s correct.

Rich Arter – Sun Hydraulics Corporation – Investor Relations

So with that, it’s 5 o’clock, so we have been talking for about an hour. So, we’re going to conclude today’s conference call. For those of you out there, we appreciate your listening and again, the presentation is on the website is if you would like to look at it and thank you for joining us.

Operator

Ladies and gentlemen, this concludes today’s teleconference. You may disconnect your lines at this time.